      As filed with the Securities and Exchange Commission on April 4, 2002

                                                    Registration No. 333- ______
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        BANKUNITED FINANCIAL CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)


            Florida                                      65-0377773
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               255 Alhambra Circle
                           Coral Gables, Florida 33134
                                 (305) 569-2000
              -----------------------------------------------------
              (Address and zip code of principal executive offices)

                        BankUnited Financial Corporation
                       2002 Stock Award and Incentive Plan
                       -----------------------------------
                            (Full title of the plan)

                                Alfred R. Camner
                              Chairman of the Board
                        BankUnited Financial Corporation
                               255 Alhambra Circle
                           Coral Gables, Florida 33134
                                 (305) 569-2000
                       -----------------------------------
                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Thomas R. Blake, Esq.
                           Camner, Lipsitz and Poller,
                            Professional Association
                           550 Biltmore Way, Suite 700
                          Coral Gables, Florida 331314
                                 (305) 442-4994
                                   ___________

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                          Proposed         Proposed
                                                                           maximum          maximum       Amount of
                                                        Amount to be    offering price      aggregate    registration
       Title of securities to be registered             registered (1)     per share     offering price       fee
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 .................  2,000,000      $ 14.90(2)(3)     $29,800,000     $2,741.60
                                                           shares                           (2)(3)
----------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value $0.01 .................  2,000,000      $ 14.90(2)(3)     $29,800,000     $2,741.60
                                                           shares                           (2)(3)
----------------------------------------------------------------------------------------------------------------------
Noncumulative Convertible Preferred Stock, Series B ...  2,000,000      $ 22.288(2)(3)    $44,576,000     $4,100.99
                                                           shares                           (2)(3)
======================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the number of securities registered hereby includes an undetermined number of shares resulting from any stock splits, stock dividends or similar transactions relating to the registered securities in accordance with the adjustment provisions of the 2002 Stock Award and Incentive Plan.

(2) Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, estimated for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Common Stock on March 28, 2002, as quoted on the Nasdaq National Market System.

(3) Neither the Class B Common Stock nor the Noncumulative Convertible Preferred Stock, Series B is publicly traded, but each share of Class B Common Stock is convertible into one share of Class A Common Stock, and each share of Noncumulative Convertible Preferred Stock, Series B is convertible into 1.4959 shares of Class B Common Stock. Therefore, the market price of the Class A Common Stock is being used solely for purposes of calculating the registration fee.

                                   ___________

      This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

================================================================================

                                Explanatory Note

     This Registration Statement on Form S-8 relates to 2,000,000 shares of capital stock of BankUnited Financial Corporation ("BankUnited") which may be awarded in Class A Common Stock, Class B Common Stock, or Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock"), or in any combination of such classes of capital stock, which may be offered and sold under BankUnited's 2002 Stock Award and Incentive Plan.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

Item 1.  Plan Information.*
         ----------------

Item 2.  Registrant Information and Employee Plan Annual Information.*
         -----------------------------------------------------------

_____________________________

         * The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents.
         --------------------------

               The following documents filed by BankUnited with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference herein (Commission File No. 5-43936):

               (1) BankUnited's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Commission on December 28, 2001;

               (2) BankUnited's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 filed with the Commission on February 14, 2002; and

               (3) BankUnited's Current Report on Form 8-K dated March 5, 1993 filed with the Commission to register BankUnited's Class A Common Stock under
Section 12(g) of the Exchange Act.

               All documents filed with the Commission by BankUnited pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the Securities offered by this Registration Statement have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

Class A Common Stock

          The Class A Common Stock, par value $0.01, has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Class A Common Stock is not required herein.

Class B Common Stock

          BankUnited's Articles of Incorporation authorizes the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. The Class B Common Stock, par value $0.01, is held by directors, executive officers and certain other stockholders of BankUnited. As of March 28, 2002, 536,562 shares of Class B Common Stock were issued and outstanding and 1,971,468 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of Series B Preferred Stock, as described below.

          Dividends. The holders of Class B Common Stock are entitled to
          ---------
dividends when, as, and if declared by BankUnited's Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

          Voting Rights. Each share of Class B Common Stock entitles the holder
          -------------
thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

          Convertibility. Each share of Class B Common Stock is convertible into
          --------------
one share of Class A Common Stock, subject to adjustment on the occurrence of certain events.

          Liquidation. In the event of any liquidation, dissolution or winding
          -----------
up of BankUnited, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock, after payment of all debts and liabilities of BankUnited and subject to the prior rights of holders of shares of BankUnited's preferred stock, in the remaining assets of BankUnited.

          No Preemptive Rights; Redemption; Assessability. Holders of shares of
          -----------------------------------------------
Class B Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

Noncumulative Convertible Preferred Stock, Series B

          BankUnited's Articles of Incorporation authorizes the issuance, in series, of up to 10,000,000 shares of preferred stock and permits BankUnited's Board of Directors to establish the rights and preference of each of such series. As of March 28, 2002, 412,946 shares of the Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") were issued and outstanding. The shares of Series B Preferred Stock are held by directors, executive officers and other stockholders of BankUnited.

          Dividends. Holders of BankUnited Series B Preferred Stock are
          ---------
entitled to noncumulative cash dividends payable quarterly in cash or shares of Class A Common Stock at the fixed annual rate of $0.55 per share. As of March 28, 2002, the total annual dividend requirement for all series of BankUnited's outstanding Series B Preferred Stock is $0.2 million. See Note 15 to BankUnited's September 30, 2001 Consolidated Financial Statements.

          Voting Rights. Each share of Series B Preferred Stock is entitled to 2
          -------------
1/2 votes per share on all matters submitted to a vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

          If BankUnited fails to declare and pay dividends for six dividend periods, whether or not those periods are consecutive, the holders of Series B Preferred Stock are permitted to elect two directors for their class to the Board. The right to elect directors would be revoked once BankUnited paid dividends in four consecutive periods.

          Conversion Rights. Each share of Series B Preferred Stock is
          -----------------
convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

          Liquidation. In the event of any voluntary liquidation, dissolution or
          -----------
winding up of BankUnited, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share prior to any distribution of assets is made to the holders of Class A Common Stock or Class B Common Stock, and if the liquidation is involuntary, then such holders shall be entitled to receive the redemption price per share applicable at the time of liquidation prior to any distribution of assets is made to the holders of Class A Common Stock or Class B Common Stock.

          Redemption. The Series B Preferred Stock is redeemable on October 1,
          ----------
2007, unless earlier redemption is approved by the holders of at least
50% of the outstanding shares of Series B Preferred Stock, at $7.375 per share.

          Rank. The Series B Preferred Stock ranks as to dividend rights,
          ----
redemption rights, rights upon liquidation and dissolution or winding up of BankUnited, senior to the Class A Common Stock and Class B Common Stock.

          No Preemptive Rights; Assessability. Holders of BankUnited's Series B
          -----------------------------------
Preferred Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The outstanding Series B Preferred Stock is fully paid and non-assessable.

Certain Anti-Takeover Provisions

          Certain provisions of BankUnited's Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. The Board of Directors believes that the provisions of BankUnited's Articles of Incorporation and Bylaws described below are prudent and in the best interests of BankUnited and its stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of BankUnited.

          Directors. The Board of Directors is divided into three classes of
          ---------
directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The maximum number of members of BankUnited's Board of Directors is 20.

          Stockholders entitled to vote may nominate persons for election as directors only if written notice is given not later than (i) with respect to an annual meeting, 60 days in advance of the meeting, and (ii) with respect to a special meeting, the close of business on the seventh day following the date on which notice of the meeting is first given.

          Cumulative Voting. Stockholders may not cumulate their votes in the
          -----------------
election of directors.

          Capital Structure. The Board of Directors may authorize for issuance
          -----------------
various series of Common Stock and Preferred Stock with different voting rights. The Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.


Item 5.  Interest of Named Experts and Counsel.
         -------------------------------------

               The validity of the shares of Class A Common Stock offered hereby will be passed upon for BankUnited by Camner, Lipsitz and Poller, Professional Association ("Camner, Lipsitz and Poller") Coral Gables, Florida.

               Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and a Director of BankUnited, is the senior managing director and a shareholder of Camner, Lipsitz and Poller, and Marc Lipsitz, Secretary and a director of BankUnited, is the managing partner of Camner, Lipsitz and Poller. As of March 28, 2002 directors and employees of Camner, Lipsitz and Poller directly and indirectly owned, in the aggregate, 437,509 shares of BankUnited's Class A Common Stock, 947,450 shares of BankUnited's Class B Common Stock and 683,806 shares of BankUnited's Series B Preferred Stock (including shares that may be acquired by the exercise of options, but not including shares received upon the conversion of other classes of stock).

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

               Article IX of the Articles of Incorporation of BankUnited provides that BankUnited shall indemnify its officers and directors to the fullest extent permitted by law.

               The Bylaws of BankUnited provide that BankUnited will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of BankUnited for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys' fees. Such indemnification may only be made, however, if (i) final judgment on the merits is in his or her favor or (ii) in case of settlement, final judgment against him or her or final judgment in his or her favor, other than on the merits, if a majority of the Board of Directors of BankUnited determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of BankUnited.

               Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(ii) a transaction from which the director derived an improper personal benefit;
(iii) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (iv) willful misconduct or a conscious disregard for the best interest of BankUnited in the case of a proceeding by or in the right of BankUnited to procure a judgment in its favor or by or in the right of a shareholder; or (v) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

               Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, BankUnited to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of BankUnited) by reason of the fact that he is or was a director, officer, employee or agent of BankUnited (or is or was serving at the request of BankUnited in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of BankUnited and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

               Florida law requires that a director, officer or employee be indemnified for expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

               Florida law states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of BankUnited in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of directors for improper distributions) are applicable.

               BankUnited has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

               Not applicable.


Item 8.  Exhibits.*
         --------

               The following is a list of Exhibits to this Registration
Statement:

         5.1 Opinion of Camner, Lipsitz and Poller, P.A. regarding the legality of the securities being registered.

         23.1  Consent of PricewaterhouseCoopers LLP.

         23.2  Consent of Camner, Lipsitz and Poller, P.A. (set forth in Exhibit
               5.1 to this Registration Statement).

         24.1 Power of attorney (set forth on the signature page in Part II of this Registration Statement).

____________________

* Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 9.  Undertakings.
         ------------

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is continued in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on April 2, 2002.

                               BANKUNITED FINANCIAL CORPORATION



                              By: /s/ Alfred R. Camner
                                  --------------------------------------------
                                  Alfred R. Camner
                                  Chairman of the Board, Chief Executive
                                  Officer, President and Chief Operating Officer



          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 2, 2002 by the following persons in the capacities indicated.


/s/ Alfred R. Camner                     Chairman of the Board, Chief Executive
----------------------------------       Officer, President, Chief Operating
Alfred R. Camner                         Officer and Director
                                         (Principal Executive Officer)


                                         Executive Vice Chairman of the Board
__________________________________       and Director
Mehdi Ghomeshi



/s/ Lawrence H. Blum                     Vice Chairman of the Board
----------------------------------       and Director
Lawrence H. Blum

/s/ Humberto L. Lopez                  Senior Executive Vice President and Chief
----------------------------------     Financial Officer (Principal  Financial
Humberto L. Lopez                      Officer and Principal Accounting Officer)


/s/ Marc D. Jacobson                   Director
----------------------------------
Marc D. Jacobson


/s/ Allen M. Bernkrant                 Director
----------------------------------
Allen M. Bernkrant


/s/ Neil Messinger                     Director
----------------------------------
Neil Messinger


                                       Director
----------------------------------
Hardy C. Katz


/s/ Marc Lipsitz                       Corporate Secretary and Director
----------------------------------
Marc Lipsitz

                                  Exhibit Index

                                                                                 Sequential
Exhibit                                                                             Page
Number                         Description of Document                              Number
------                         -----------------------                              ------
  5.1              Opinion of Camner, Lipsitz and Poller, P.A. regarding  the legality of the securities being  registered.


  23.1             Consent of PricewaterhouseCoopers LLP.